Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Strong Performance in 2014 Positions Kosmos for Future Growth

DALLAS—(BUSINESS WIRE)—Feb. 23, 2015— Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the fourth quarter and full year 2014. For the fourth quarter of 2014, the Company generated net income of $129 million, or $0.33 per diluted share. For the full year 2014, the Company reported net income of $279 million or $0.72 per diluted share. Excluding the impact of unrealized commodity derivatives, the Company generated net income of $114 million or $0.29 per diluted share for the full year 2014. In 2013, Kosmos reported net loss of $91 million or $0.24 per diluted share. Total oil revenues in 2014 were $856 million on nine oil liftings, net to Kosmos.

Highlights for the quarter ended December 31, 2014, include:

•                  Realized a net reserve replacement ratio of 336%

•                  Sold 2.4 million barrels of oil, net to Kosmos

•                  Commenced gas export from the Jubilee FPSO to the onshore Atuabo gas plant

•                  Completed approximately 50 percent of the development of the TEN project

•                  Began drilling the CB-1 well, targeting the Al Khayr prospect offshore Western Sahara

•                  Executed a significant 3D seismic program offshore Senegal

“2014 was a strong year for Kosmos,” said Andrew G. Inglis, chairman and chief executive officer. “We successfully delivered our operations plan in Ghana, maintaining gross production above 100,000 barrels of oil per day and delivering nine cargoes net to Kosmos. Good progress was made growing the reserves of our Ghana asset and preparing for future production to come on-stream from the TEN development and MTA discoveries. We also continued to mature our exploration portfolio during 2014 and its quality was recently validated by our successful Mauritania farm-out at a time when the industry is slowing their exploration programs. With a strong balance sheet and access to $1.9 billion in liquidity, Kosmos enters 2015 in a position of financial strength, with the opportunity to create significant value as we push ahead to drill the most promising prospects in our exploration portfolio.”

Fourth quarter 2014 oil revenues were $177 million versus $215 million in the same quarter of 2013, on sales of 2.4 million barrels of oil for 2014 as compared to 1.9 million barrels in 2013. Realized pricing was $72.89 per barrel of oil sold in the fourth quarter of 2014 versus $111.13 per barrel of oil sold in the fourth quarter of 2013, excluding the impact of the Company’s hedging program.  Including the impact of our settled hedges, realized pricing was $80.52 per barrel in the fourth quarter of 2014. At the end of 2014, the Company was in a net underlift position of approximately 99,000 barrels of oil.

Production expense for the fourth quarter of 2014 was $46 million, or $18.82 per barrel sold, versus $17 million in the fourth quarter of 2013, due to additional workover activities in the latest quarter as well as an additional lifting. For the year, production expense averaged $11.48 per barrel.

Exploration expenses in the fourth quarter of 2014 totaled $36 million. Included in the quarter were costs related to the large 3D seismic survey in Senegal, as well as ongoing seismic processing and interpretation expenditures throughout the Company’s portfolio.

Depletion and depreciation expense was $45 million, or $18.59 per barrel of oil sold versus $24.33 per barrel sold in the fourth quarter of 2013. The decrease in the fourth quarter 2014 depletion rate was a result of the increase in proved reserves as of year-end 2014. General and administrative expenses were $40 million for the fourth quarter of 2014, consistent with the fourth quarter of 2013.  General and administrative expenses for the year were $135 million, representing a 15% reduction over 2013.

The fourth quarter results benefited from the non-cash mark-to-market gain of $244 million related to the Company’s oil derivative contracts. The Company’s hedging position as of January 15, 2015 included 6.2 million barrels of 2015 production and 6.0 million barrels of 2016 production.

Income tax expense for the fourth quarter of 2014 was $129 million. The majority of the amount was related to deferred taxes in Ghana.

Total capital expenditures, including exploration expenses, came in under budget at $528 million in 2014.  The reduction is primarily attributable to reduced Ghana expenditures as we were able to maintain production without incremental capital expenditures.

Kosmos exited 2014 with $1.9 billion of liquidity and $213 million of net debt compared to $1.2 billion of liquidity and $249 million of net debt as of year-end 2013.

Operational Update

In the fourth quarter of 2014, Jubilee field gross production averaged nearly 100,000 bopd.  For the full year of 2014, Jubilee field production averaged approximately 102,000 bopd.  Gas export commenced in November and full commissioning of the onshore natural gas processing facility is ongoing.  In 2015, gas exports are expected to increase, enabling oil production from the field to rise towards field plateau.

The Tweneboa, Enyenra and Ntomme (TEN) project, the second major oil development project in Ghana, remains within budget and on-track to deliver first oil in the second half of 2016.  The project is now greater than 50 percent complete with all 10 of the wells expected to be online at first oil already drilled. Activity is expected to increase in 2015 as completions begin and fabrication continues in advance of installation.

The appraisal for the Mahogany, Teak and Akasa (MTA) discoveries within the Greater Jubilee area was completed in December as scheduled.  The results of the appraisal will be combined with the partnership’s views on additional phases of development at Jubilee. A plan for the full field development of Jubilee and MTA is expected to be presented to the Government of Ghana in 2015.

During the fourth quarter, Kosmos continued to mature the prospectivity on its exploration acreage. A 7,000 square kilometer 3D seismic program in the Senegal Basin offshore Senegal was completed in January.  In preparation for our 2015 drilling campaign, the farm-out of our Mauritania licenses was announced in February with Chevron acquiring a 30% non-operating interest in the blocks.  The farm-out is subject to customary closing conditions, including approval from the Government of Mauritania.

The CB-1 well targeting the Al Khayr prospect offshore Western Sahara was spud on December 19, 2014.  Operations are ongoing and we expect well results in early March.

Year-End 2014 Reserves

The Company’s proved net reserves at the end of 2014 were 75 million barrels of oil equivalent, an increase of 28 million barrels of oil equivalent from year-end 2013. The year-end 2014 volumes also include natural gas reserves of 2 million barrels of oil equivalent, slightly higher than in 2013, which represents only the gas anticipated to be used for power generation on the Jubilee and TEN floating production, storage and offloading (FPSO) vessels.

A reserve replacement ratio of 336%, on a net proved basis, was realized primarily due to the inclusion of reserves associated with the TEN project and observed field performance of Jubilee. The Company’s reported reserves are prepared by Ryder Scott Company, L.P., an independent reserve engineering firm.

2015 Capital Program

The Company expects total 2015 capital expenditures to be approximately $800 million with approximately $500 million to be spent in Ghana, primarily related to development activity in Jubilee and TEN.  This is an increase from 2014 levels as a result of increased activity at TEN.

As part of the Company’s planned exploration expenditures, which total approximately $300 million for the year, Kosmos expects to participate in the drilling of four offshore exploration wells.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss fourth quarter and full year 2014 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at www.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos Energy is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margin. Our assets include existing production and other major development projects offshore Ghana, as well as exploration licenses with significant hydrocarbon potential offshore Ireland, Mauritania, Morocco (including Western Sahara), Senegal and Suriname. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2013 Corporate Responsibility Report. Kosmos is listed on the New York Stock Exchange and is traded under the ticker symbol KOS. For additional information, visit www.kosmosenergy.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Kosmos Energy Ltd.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Revenues and other income:
Oil and gas revenue	$177,242	$214,564	$855,877	$851,212
Gain on sale of assets	—	—	23,769	—
Other income	902	233	3,092	941
Total revenues and other income	178,144	214,797	882,738	852,153

Costs and expenses:
Oil and gas production	45,756	17,140	100,122	96,791
Exploration expenses	35,867	35,930	93,519	230,314
General and administrative	40,190	39,634	135,231	158,421
Depletion and depreciation	45,197	46,966	198,080	222,544
Interest and other financing costs, net	14,051	11,723	45,548	47,590
Derivatives, net	(260,984)	16,641	(281,853)	17,027
Restructuring charges	(16)	—	11,742	—
Other expenses, net	449	167	2,081	3,512
Total costs and expenses	(79,490)	168,201	304,470	776,199

Income before income taxes	257,634	46,596	578,268	75,954
Income tax expense	128,863	42,430	298,898	166,998

Net income (loss)	$128,771	$4,166	$279,370	$(91,044)

Net income (loss) per share:
Basic	$0.34	$0.01	$0.73	$(0.24)
Diluted	$0.33	$0.01	$0.72	$(0.24)

Weighted average number of shares used to compute net income (loss) per share:
Basic	380,127	377,738	379,195	376,819
Diluted	385,613	378,316	386,119	376,819

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$554,831	$598,108
Receivables	163,544	21,326
Other current assets	292,101	115,527
Total current assets	1,010,476	734,961

Property and equipment, net	1,784,846	1,522,962
Other non-current assets	177,444	87,903
Total assets	$2,972,766	$2,345,826

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$184,400	$94,172
Accrued liabilities	201,967	115,212
Deferred tax liability	61,683	—
Other current liabilities	721	9,940
Total current liabilities	448,771	219,324

Long-term liabilities:
Long-term debt	794,269	900,000
Deferred tax liability	337,961	170,226
Other non-current liabilities	52,806	63,941
Total long-term liabilities	1,185,036	1,134,167

Total shareholders’ equity	1,338,959	992,335
Total liabilities and shareholders’ equity	$2,972,766	$2,345,826

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flow

(In thousands, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Operating activities:
Net income (loss)	$128,771	$4,166	$279,370	$(91,044)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	47,807	49,751	208,628	233,598
Deferred income taxes	113,037	19,623	216,409	82,380
Unsuccessful well costs	(1,986)	8,653	1,105	107,565
Change in fair value of derivatives	(257,790)	18,341	(271,298)	23,093
Cash settlements on derivatives	14,121	(14,753)	4,460	(33,411)
Equity-based compensation	19,600	18,234	79,541	69,026
Gain on sale of assets	—	—	(23,769)	—
Loss on extinguishment of debt	—	—	2,898	—
Other	493	448	(3,875)	4,916
Changes in assets and liabilities:
Net changes in working capital	7,299	136,592	(49,883)	126,281
Net cash provided by operating activities	71,352	241,055	443,586	522,404

Investing activities:
Oil and gas assets	(134,317)	(72,961)	(424,535)	(317,413)
Other property	(980)	(1,258)	(2,383)	(4,970)
Proceeds from sale of assets	—	—	58,315	—
Restricted cash	18,695	(8,964)	20,924	(1,750)
Net cash used in investing activities	(116,602)	(83,183)	(347,679)	(324,133)

Financing activities:
Payments on long-term debt	—	—	(400,000)	(100,000)
Net proceeds from issuance of senior notes	—	—	294,000	—
Purchase of treasury stock	(29)	(31)	(11,096)	(13,101)
Deferred financing costs	(516)	—	(22,088)	(2,226)
Net cash used in financing activities	(545)	(31)	(139,184)	(115,327)

Net increase (decrease) in cash and cash equivalents	(45,795)	157,841	(43,277)	82,944
Cash and cash equivalents at beginning of period	600,626	440,267	598,108	515,164
Cash and cash equivalents at end of period	$554,831	$598,108	$554,831	$598,108

Kosmos Energy Ltd.

EBITDAX

(In thousands, unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

Net income (loss)	$128,771	$4,166	$279,370	$(91,044)
Exploration expenses	35,867	35,930	93,519	230,314
Depletion and depreciation	45,197	46,966	198,080	222,544
Equity-based compensation	19,601	18,234	74,587	69,026
Unrealized (gain) loss on commodity derivatives	(243,524)	10,760	(254,922)	11,778
Gain on sale of assets	—	—	(23,769)	—
Interest and other financing costs, net	14,051	11,723	45,548	47,590
Income tax expense	128,863	42,430	298,898	166,998
Restructuring charges	(16)	—	11,742	—
EBITDAX	$128,810	$170,209	$723,053	$657,206

We define EBITDAX as net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity-based compensation expense, (iv) unrealized (gain) loss on commodity derivatives, (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. Amortization of deferred financing costs and loss on extinguishment of debt are included in interest and other financing costs, net.

The amortization of deferred financing costs is included in interest and other financing costs, net in the above reconciliation.

Oil Revenue Summary

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

Net Oil Volume Sold (MMBbl)	2.4	1.9	8.7	7.8
Realized Oil Price (per barrel)	$72.89	$111.13	$98.06	$109.44
Oil Revenue (thousands)	$177,242	$214,564	$855,877	$851,212

Underlifted by approximately 99,000 barrels as of December 31, 2014.

Hedging Summary

As of January 15, 2015 (1)

(Unaudited)

	2015	2016	Total

Hedging Position (MMBbl)	6.2	6.0	12.2
Weighted Average Floor Price ($/bbl)	$89.41	$81.67

(1)         Includes 2.0 MMBbl of hedged volumes in 2016 that were executed in January 2015.  We swapped 2.0 MMBbl at $75/bbl and a corresponding put was sold at $60/bbl.   Average floor price reflects the swap price. We also sold 2.0 MMBbl of $85/bbl calls in 2017.

Net Proved Developed and Undeveloped Reserves (Unaudited)

	Oil	Gas	Total
	(MMBbl)	(Bcf)	(MMBoe)

Net proved developed and undeveloped reserves at December 31, 2013	45	11	47
Extensions and discoveries	26	6	27
Production	(9)	(1)	(9)
Revisions in estimates	11	(2)	10
Net proved developed and undeveloped reserves at December 31, 2014	73	14	75

	Oil	Gas	Total
	(MMBbl)	(Bcf)	(MMBoe)
Proved reserves at December 31, 2014(1)	73	14	75
Proved developed reserves	43	9	45
Proved undeveloped reserves	30	6	31

(1)         The sum of proved developed reserves and proved undeveloped reserves may not add to net proved developed and undeveloped reserves due to rounding.

Source: Kosmos Energy Ltd.

Investor Relations
Neal Shah

+1-214-445-9628
nshah@kosmosenergy.com

Media Relations
Thomas Golembeski

+1-214-445-9674
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